Exhibit 10.1

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NEITHER THIS CONVERTIBLE PROMISSORY NOTE NOR THE SHARES OF COMMON STOCK INTO WHICH THIS NOTE ARE CONVERTIBLE HAVE BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR ANY APPLICABLE STATE SECURITIES LAWS. SUCH SECURITIES HAVE BEEN ACQUIRED FOR INVESTMENT PURPOSES AND MAY NOT BE OFFERED FOR SALE, SOLD, DELIVERED AFTER SALE, TRANSFERRED, PLEDGED OR HYPOTHECATED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT FILED BY THE ISSUER WITH THE U.S. SECURITIES AND EXCHANGE COMMISSION COVERING SUCH SECURITIES UNDER THE SECURITIES ACT OR AN OPINION OF COUNSEL SATISFACTORY TO THE ISSUER THAT SUCH REGISTRATION IS NOT REQUIRED.

AMENDED AND RESTATED CONVERTIBLE PROMISSORY NOTE

October 23, 2024

$5,209,764.00	Tampa, FL

No. LTCN-1

This AMENDED AND RESTATED CONVERTIBLE PROMISSORY NOTE (this “Note”) is made by and between AtlasClear Holdings, Inc. (the “Issuer” and collectively with any affiliates or parties that are joined hereto, the “Issuers”), a Delaware corporation, and Chardan Capital Markets, LLC (“Holder”), and is effective as of October 23, 2024.

WHEREAS Issuer previously issued to Holder the Convertible Promissory Note, dated February 9, 2024 (the “Original Note”), in the original principal amount of $4,150,000.00.

WHEREAS Issuer and Holder wish to amend and restate the Original Note in its entirety as set forth herein.

FOR VALUE RECEIVED, Issuer, hereby jointly and severally with any affiliates or parties joined hereto, and unconditionally, promise to pay to Chardan Capital Markets, LLC, at the office of the Holder at One Pennsylvania Plaza, Suite 4800, New York, NY 10119, or at such other place as Holder may from time to time designate in writing to Issuer, in lawful money of the United States of America and in immediately available funds or securities (according with the terms herein), the principal sum of Five Million Two Hundred Nine Thousand Seven Hundred Sixty Four Dollars ($5,209,764.00).

Subject to the provisions of Section 2 relating to prepayment of this Note or the provisions of Section 3 hereof relating to the conversion of this Note, the entire principal sum hereof shall be due and payable on February 9, 2028 (the “Maturity Date”). Immediately following full repayment of amounts due under this Note (whether pursuant to Section 2, Section 3 or otherwise), Holder will execute and deliver notice to the Company’s transfer agent confirming that the instructions as to the Conversion Shares provided for in the Transfer Agent Instruction Letter (as such term is defined in Section 3(c)(iv) below) can be cancelled.

Section 1. Definitions.

“Beneficial Ownership Limitation” shall have the meaning set forth in Section 3(d).

“Buy-In” shall have the meaning set forth in Section 3(c)(v).

“Conversion” shall have the meaning ascribed to such term in Section 3(a).

“Conversion Date” shall have the meaning set forth in Section 3(a).

“Conversion Price” shall have the meaning set forth in Section 3(b).

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“Conversion Shares” means, collectively, the shares of Common Stock issuable upon conversion of this Note in accordance with the terms hereof.

“Dilutive Issuance” shall have the meaning set forth in Section 4(b).

“Dilutive Issuance Notice” shall have the meaning set forth in Section 4(b).

“Equity Conditions” means, each of the days during the period in question, (a) the Issuer shall have duly honored all conversions and redemptions scheduled to occur or occurring by virtue of one or more Notices of Conversion of the Holder, if any, (b) the Issuer shall have paid all liquidated damages and other amounts owing to the Holder in respect of this Note, (c)(i) there is an effective Registration Statement pursuant to which the Holder is permitted to utilize the prospectus thereunder to resell all of the shares of Common Stock issuable pursuant to the Transaction Documents (and the Issuer believes, in good faith, that such effectiveness will continue uninterrupted for the foreseeable future) or (ii) all of the Conversion Shares issuable pursuant to the Transaction Documents may be resold pursuant to Rule 144 without volume or manner-of-sale restrictions or current public information requirements as determined by counsel to the Issuer, (d) the Common Stock is trading on a Trading Market and all of the shares issuable pursuant to the Transaction Documents are listed or quoted for trading on such Trading Market (and the Issuer believes, in good faith, that trading of the Common Stock on a Trading Market will continue uninterrupted for the next five (5) Trading Days), (e) there is a sufficient number of authorized but unissued and otherwise unreserved shares of Common Stock for the issuance of all of the shares then issuable pursuant to the Transaction Documents, (f) the issuance of the shares in question to the Holder would not violate the limitations set forth in Section 3(d) and Section 3(e) herein, (g) there has been no public announcement of a pending or proposed Fundamental Transaction or Change of Control Transaction that has not been consummated, (h) the Holder is not in possession of any information provided by the Issuer, any of its Subsidiaries, or any of their officers, directors, employees, agents or Affiliates, that constitutes, or may constitute, material non-public information, (i) there shall not have occurred any Volume Failure as of such applicable date of determination and (j) there shall not have occurred any Event of Default, unless the Holder consents thereto.

“Event of Default” shall have the meaning set forth in Section 6(a).

“Exempt Issuance” means the issuance of (a) shares of Common Stock or options to employees, officers or directors of the Issuer pursuant to any stock or option plan duly adopted for such purpose, by a majority of the non-employee members of the Board of Directors or a majority of the members of a committee of non-employee directors established for such purpose for services rendered to the Issuer, (b) securities upon the exercise or exchange of or conversion of any Securities issued hereunder and/or other securities exercisable or exchangeable for or convertible into shares of Common Stock issued and outstanding on the date of this Agreement (including, for the avoidance of doubt, upon the conversion of that certain Secured Convertible Promissory Note of even date herewith issued by the Issuer to Funicular Funds, LP); provided that such securities have not been amended since the date of this Agreement to increase the number of such securities or to decrease the exercise price, exchange price or conversion price of such securities (other than in connection with stock splits or combinations) or to extend the term of such securities, (c) securities issued pursuant to acquisitions or strategic transactions approved by a majority of the disinterested directors of the Issuer; provided that any such issuance shall only be to a Person (or to the equityholders of a Person) which is, itself or through its subsidiaries, an operating Issuer or an owner of an asset and shall provide to the Issuer additional benefits in addition to the investment of funds, but shall not include a transaction in which the Issuer is issuing securities primarily for the purpose of raising capital or to an entity whose primary business is investing in securities, (d) any shares of Common Stock or securities exercisable or exchangeable for or convertible into shares of Common Stock in an aggregate amount not to exceed $10,000,000 (excluding any convertible notes, including this Note (the “Notes”) or the Warrants issued under the Purchase Agreement) after the date of the Purchase Agreement; provided that, with respect to this clause (d), the issuance, conversion or exercise (as applicable) price per share at the time of issuance of such Common Stock or security (as applicable) is greater than $1.00 per share of Common Stock (as adjusted for stock splits, stock dividends, stock combinations, recapitalizations or other similar transactions occurring after the date hereof), and (e) the issuance of the Notes and Warrants under the Purchase Agreement and the shares of Common Stock underlying such Notes and Warrants.

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“Fundamental Transaction” shall have the meaning set forth in Section 4(d).

“Issuable Maximum” shall have the meaning set forth in Section 3(e).

“Notice of Conversion” shall have the meaning set forth in Section 3(a).

“Person” or “person” means any individual, corporation, partnership, limited liability company, joint venture, association, joint-stock company, trust, unincorporated organization or government or other agency or political subdivision thereof.

“Registration Statement” means a registration statement covering the resale of the Underlying Shares by each Holder.

“Share Delivery Date” shall have the meaning set forth in Section 3(c)(ii).

“Trading Day” means any day on which the Common Stock is traded for any period on the principal securities exchange or other securities market or over-the-counter bulletin board on which the Common Stock is then being traded.

“Trading Market” means any of the following markets or exchanges on which the Common Stock is listed or quoted for trading on the date in question: the NYSE American, the Nasdaq Capital Market, the Nasdaq Global Market, the Nasdaq Global Select Market, the New York Stock Exchange (or any successors to any of the foregoing).

“Volume Failure” means, with respect to a particular date of determination, the average dollar trading volume (as reported on Bloomberg, LP) of the Common Stock on the principal Trading Market of the Common Stock during the seven (7) Trading Day period ending on the Trading Day immediately preceding such date of determination, is less than $1,500,000 (as adjusted for any stock splits, stock dividends, stock combinations, recapitalizations or other similar transactions occurring after the date hereof).

“VWAP” means, for any Trading Day, the per share volume-weighted average price of the Common Stock as reported by Bloomberg through its “VAP” function in respect of the period from the scheduled open of trading until the scheduled close of trading of the primary trading session on such Trading Day (or if such volume- weighted average price is unavailable, the market value of one share of Common Stock on such Trading Day determined using a volume weighted average method by a nationally recognized independent investment banking firm retained for this purpose by Company), determined without regard to after-hours trading or any other trading outside of the regular trading session.

Section 2. Prepayment.

(a)	Prepayment in Cash. Notwithstanding anything to the contrary herein, the Issuer may, in its sole discretion, prepay the outstanding principal amount of this Note in cash, in whole or in part, at any time prior to the Maturity Date.

i.	If the Issuer elects to prepay any amount of the outstanding principal amount of this Note on or prior to September 30, 2025, such prepayment (unless an Event of Default has occurred and is continuing) shall reduce the outstanding principal amount of this Note by $2 for every $1 prepaid.

ii.	If the Issuer elects to prepay any amount of outstanding principal amount of this Note after September 30, 2025, but before the Maturity Date, such prepayment (unless an Event of Default has occurred and is continuing) shall reduce the outstanding principal amount of this Note by $3 for every $2 prepaid.

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iii.	For the avoidance of doubt, the foregoing provisions of this Section 2.a shall not apply to any payments of the outstanding principal amount of this Note made by the Issuer on or after the Maturity Date.

(b)	Prepayment Procedure. If the Issuer elects to prepay any amount of the Note under Section 2(a) above, it will send the Holder a notice of prepayment in writing no later than two (2) Trading Days prior to the date of such prepayment. The notice shall include the amount of prepayment, the Issuer’s wire information, and the date such prepayment will be made. The wire instructions for any prepayment will include an indication (such as “Prepayment by ATCH”) that the prepayment relates to a prepayment pursuant to this Note.

Section 3. Conversion.

(a)	Voluntary Conversion. At any time after the date that hereof until this Note is no longer outstanding, this Note shall be convertible, in whole or in part, into shares of Common Stock at the option of the Holder, at any time and from time to time (subject to the conversion limitations set forth in Section 3(d) and Section 3(e) hereof) (each a “Conversion”). The Holder shall effect conversions by delivering to the Issuer a Notice of Conversion, the form of which is attached hereto as Annex A (each, a “Notice of Conversion”), specifying therein the principal amount of this Note to be converted and the date on which such conversion shall be effected (such date, the “Conversion Date”). If no Conversion Date is specified in a Notice of Conversion, the Conversion Date shall be the date that such Notice of Conversion is deemed delivered hereunder. No ink-original Notice of Conversion shall be required, nor shall any medallion guarantee (or other type of guarantee or notarization) of any Notice of Conversion form be required. To effect conversions hereunder, the Holder shall not be required to physically surrender this Note to the Issuer unless the entire principal amount of this Note has been so converted in which case the Holder shall surrender this Note as promptly as is reasonably practicable after such conversion without delaying the Issuer’s obligation to deliver the shares on the Share Delivery Date. Conversions hereunder shall have the effect of lowering the outstanding principal amount of this Note in an amount equal to the applicable conversion. The Holder and the Issuer shall maintain records showing the principal amount(s) converted and the date of such conversion(s). The Issuer may deliver an objection to any Notice of Conversion within one (1) Business Day of delivery of such Notice of Conversion. The Holder, and any assignee by acceptance of this Note, acknowledge and agree that, by reason of the provisions of this paragraph, following conversion of a portion of this Note, the unpaid and unconverted principal amount of this Note may be less than the amount stated on the face hereof.

(b)	Conversion Price Calculation. The conversion price in effect on any Conversion Date shall be an amount equal to 95% of the VWAP of the Common Stock for the Trading Day immediately preceding the applicable Conversion Date, subject to adjustment as set forth herein (the “Conversion Price”).

(c)	Mechanics of Conversion.

i.	Conversion Shares Issuable Upon Conversion of Principal Amount. The number of Conversion Shares issuable upon a conversion hereunder shall be determined by the quotient obtained by dividing the outstanding principal amount of this Note to be converted by the Conversion Price.

ii.	Delivery of Conversion Shares Upon Conversion. Not later than one (1) Trading Day after each Conversion Date (the “Share Delivery Date”), the Issuer shall deliver, or cause to be delivered, to the Holder the Conversion Shares which shall be free of restrictive legends and trading restrictions representing the number of Conversion Shares being acquired upon the conversion of this Note. The Issuer shall deliver any Conversion Shares required to be delivered by the Issuer under this Section 3 electronically through the Depository Trust Company or another established clearing corporation performing similar functions.

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iii.	Rescission Rights on Failure to Deliver Conversion Shares. If, in the case of any Notice of Conversion, such Conversion Shares are not delivered to or as directed by the Holder by the 2dd Trading Day following the Share Delivery Date, the Holder shall be entitled to elect by written notice to the Issuer at any time on or before its receipt of such Conversion Shares, to rescind such Conversion, in which event the Issuer shall promptly return to the Holder any original Note delivered to the Issuer and the Holder shall promptly return to the Issuer any Conversion Shares issued to such Holder pursuant to the rescinded Conversion Notice.

iv.	Obligation Absolute; Partial Liquidated Damages. The Issuer’s obligations to issue and deliver the Conversion Shares upon conversion of this Note in accordance with the terms hereof are absolute and unconditional, irrespective of any action or inaction by the Holder to enforce the same, any waiver or consent with respect to any provision hereof, the recovery of any judgment against any Person or any action to enforce the same, or any setoff, counterclaim, recoupment, limitation or termination, or any breach or alleged breach by the Holder or any other Person of any obligation to the Issuer other than the terms hereof, and irrespective of any other circumstance (other than a violation of law) which might otherwise limit such obligation of the Issuer to the Holder in connection with the issuance of such Conversion Shares; provided, however, that such delivery shall not operate as a waiver by the Issuer of any such action the Issuer may have against the Holder. In the event the Holder of this Note shall elect to convert any or all of the outstanding principal amount hereof in accordance with the terms hereof, the Issuer may not refuse conversion based on any claim that the Holder or anyone associated or affiliated with the Holder has been engaged in any violation of any other agreement or for any other reason (other than a violation of law), unless an injunction from a court, on notice to Holder, restraining and or enjoining conversion of all or part of this Note shall have been sought and obtained. In the absence of such injunction, the Issuer shall issue Conversion Shares upon a properly noticed conversion. Subject to the last sentence of this Section 3(c)(iv), if the Issuer fails for any reason to deliver to the Holder such Conversion Shares pursuant to Section 3(c)(ii) by the 2nd Trading Day following the Share Delivery Date, the Issuer shall pay to the Holder, in cash, as liquidated damages and not as a penalty, for each $1,000 of principal amount being converted, $50 per Trading Day for each Trading Day after such 2nd Trading Day following the Share Delivery Date until such Conversion Shares are delivered or Holder rescinds such conversion; provided, for the avoidance of doubt, that nothing under this Section 3(c)(iv) shall supersede or be in place of the compensation provided for Buy- In as set forth in Section 3(c)(v). In the absence of an Event of Default, the partial liquidation damages contemplated by the preceding sentence will not accrue for delays in delivery of the Conversion Shares that occur notwithstanding the Issuer’s full compliance with its obligations pursuant to Section 3 (“Transfer Agent Instruction Letter”) of the Settlement Agreement (as such term is defined below in Section 6(a)(iii) of this Note).

v.	Compensation for Buy-In on Failure to Timely Deliver Conversion Shares Upon Conversion. In addition to any other rights available to the Holder, if the Issuer fails for any reason to deliver to the Holder such Conversion Shares by the 2nd Trading Day following the Share Delivery Date pursuant to Section 3(c)(ii), and if after such 2nd Trading Day following the Share Delivery Date the Holder is required by its brokerage firm to purchase (in an open market transaction or otherwise), or the Holder’s brokerage firm otherwise purchases, shares of Common Stock to deliver in satisfaction of a sale by the Holder of the Conversion Shares which the Holder was entitled to receive upon the conversion relating to such 2nd Trading Day following the Share Delivery Date (a “Buy- In”), then the Issuer shall (A) pay in cash to the Holder (in addition to any other remedies available to or elected by the Holder) the amount, if any, by which (x) the Holder’s total purchase price (including any brokerage commissions) for the Common Stock so purchased exceeds (y) the product of (1) the aggregate number of shares of Common Stock that the Holder was entitled to receive from the conversion at issue multiplied by (2) the actual sale price at which the sell order giving rise to such purchase obligation was executed and (B) at the option of the Holder, either reissue (if surrendered) this Note in a principal amount equal to the principal amount of the attempted conversion (in which case such conversion shall be deemed rescinded) or deliver to the Holder the number of shares of Common Stock that would have been issued if the Issuer had timely complied with its delivery requirements under Section 4(c)(ii). For example, if the Holder purchases Common Stock having a total purchase price of $11,000 to cover a Buy-In with respect to an attempted conversion of this Note with respect to which the actual sale price of the Conversion Shares (including any brokerage commissions) giving rise to such purchase obligation was a total of $10,000 under clause (A) of the immediately preceding sentence, the Issuer shall be required to pay the Holder $1,000. The Holder shall provide the Issuer written notice indicating the amounts payable to the Holder in respect of the Buy-In and, upon request of the Issuer, evidence of the amount of such loss.

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vi.	Reservation of Shares Issuable Upon Conversion. The Issuer covenants that it will at all times (after receipt of necessary shareholder approval) reserve and keep available out of its authorized and unissued shares of Common Stock for the sole purpose of issuance upon conversion of this Note as herein provided, free from preemptive rights or any other actual contingent purchase rights of Persons other than the Holder, not less than such aggregate number of shares of the Common Stock as shall be issuable (taking into account the adjustments and restrictions of Sections 3(d) and (e)) upon the conversion of the then outstanding principal amount of this Note, which initial amount shall not be less than 19,782,309 shares of Common Stock, and which amount shall be increased to be not less than 39,282,309 shares upon receipt by the Issuer of shareholder approval to increase the number of authorized shares under the Issuer’s Amended and Restated Certificate of Incorporation.. The Issuer covenants that all shares of Common Stock that shall be so issuable shall, upon issue, be duly authorized, validly issued, fully paid and nonassessable and, if the Registration Statement is then effective under the Securities Act, shall be registered for public resale in accordance with such Registration Statement.

vii.	Fractional Shares. No fractional shares or scrip representing fractional shares shall be issued upon the conversion of this Note. As to any fraction of a share which the Holder would otherwise be entitled to purchase upon such conversion, the Issuer shall at its election, either pay a cash adjustment in respect of such final fraction in an amount equal to such fraction multiplied by the Conversion Price or round up to the next whole share.

viii.	Transfer Taxes and Expenses. The issuance of Conversion Shares on conversion of this Note shall be made without charge to the Holder hereof for any documentary stamp or similar taxes that may be payable in respect of the issue or delivery of such Conversion Shares; provided that the Issuer shall not be required to pay any tax that may be payable in respect of any transfer involved in the issuance and delivery of any such Conversion Shares upon conversion in a name other than that of the Holder of this Note so converted and the Issuer shall not be required to issue or deliver such Conversion Shares unless or until the Person or Persons requesting the issuance thereof shall have paid to the Issuer the amount of such tax or shall have established to the satisfaction of the Issuer that such tax has been paid. The Issuer shall pay all transfer agent fees required for same-day processing of any Notice of Conversion and all fees to the Depository Trust Company (or another established clearing corporation performing similar functions) required for same-day electronic delivery of the Conversion Shares.

ix.	Summary of Conversion Notices. The Holder agrees to deliver a notice to the Issuer, within one (1) week of the end of each calendar month, a summary of Conversion Notices delivered by Holder during the prior calendar month. Such summary shall set forth either: (a) an indication that there have been no Conversion Notices delivered by Holder during the prior calendar month or (b) if there have been any Conversion Notice(s) delivered by Holder during the prior calendar month, a summary of: (1) the outstanding principal amount of this Note at the beginning of the current calendar month, (2) a list of Conversion Notices setting forth for each Conversion Notice, the amount of outstanding principal amount of the Note being converted, the Conversion Date, the Share Delivery Date and the Conversion Shares set forth in such Conversion Notice, the date of actual delivery and the number of Conversion Shares actually delivered, and (3) the total outstanding principal amount of this Note reduced by the total Conversion Notices delivered during the prior calendar month and the total number of Conversion Shares actually delivered for the prior calendar month. Notwithstanding the foregoing, the failure to deliver such summary shall in no way impair the Holder’s rights under this Note, including with respect to its conversion rights or right to repayment.

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(d)	Holder’s Conversion Limitations. The Issuer shall not effect any conversion of this Note, and a Holder shall not have the right to convert any portion of this Note, to the extent that after giving effect to the conversion set forth on the applicable Notice of Conversion, the Holder (together with the Holder’s Affiliates, and any other Persons acting as a group together with the Holder or any of the Holder’s Affiliates (such Persons, “Attribution Parties”)) would beneficially own in excess of the Beneficial Ownership Limitation (as defined below). For purposes of the foregoing sentence, the number of shares of Common Stock beneficially owned by the Holder and its Affiliates and Attribution Parties shall include the number of shares of Common Stock issuable upon conversion of this Note with respect to which such determination is being made, but shall exclude the number of shares of Common Stock which would be issuable upon (i) conversion of the remaining, unconverted principal amount of this Note beneficially owned by the Holder or any of its Affiliates or Attribution Parties and (ii) exercise or conversion of the unexercised or unconverted portion of any other securities of the Issuer subject to a limitation on conversion or exercise analogous to the limitation contained herein (including, without limitation, any other Notes or the Warrants) beneficially owned by the Holder or any of its Affiliates or Attribution Parties. Except as set forth in the preceding sentence, for purposes of this Section 3(d), beneficial ownership shall be calculated in accordance with Section 13(d) of the Exchange Act and the rules and regulations promulgated thereunder. To the extent that the limitation contained in this Section 3(d) applies, the determination of whether this Note is convertible (in relation to other securities owned by the Holder together with any Affiliates and Attribution Parties) and of which principal amount of this Note is convertible shall be in the reasonable discretion of the Holder, and the submission of a Notice of Conversion shall be deemed to be the Holder’s determination of whether this Note may be converted (in relation to other securities owned by the Holder together with any Affiliates or Attribution Parties) and which principal amount of this Note is convertible, in each case subject to the Beneficial Ownership Limitation, and the Issuer shall have no obligation to verify or confirm the accuracy of such determination. In addition, a determination as to any group status as contemplated above shall be determined in accordance with Section 13(d) of the Exchange Act and the rules and regulations promulgated thereunder. For purposes of this Section 3(d), in determining the number of outstanding shares of Common Stock, the Holder may rely on the number of outstanding shares of Common Stock as reflected in (A) the Issuer’s most recent periodic or annual report filed with the Commission, as the case may be, (B) a more recent public announcement by the Issuer, or (C) a more recent written notice by the Issuer or the Issuer’s transfer agent setting forth the number of shares of Common Stock outstanding. Upon the written or oral request of a Holder, the Issuer shall within two (2) Trading Days confirm orally and in writing to the Holder the number of shares of Common Stock then outstanding. In any case, the number of outstanding shares of Common Stock shall be determined after giving effect to the conversion or exercise of securities of the Issuer, including this Note, by the Holder or its Affiliates since the date as of which such number of outstanding shares of Common Stock was reported. The “Beneficial Ownership Limitation” shall be 9.99% of the number of shares of the Common Stock outstanding immediately after giving effect to the issuance of shares of Common Stock issuable upon conversion of this Note. The Holder, upon notice to the Issuer, may increase or decrease the Beneficial Ownership Limitation provisions of this Section 3(d); provided that the Beneficial Ownership Limitation in no event exceeds 9.99% of the number of shares of the Common Stock outstanding immediately after giving effect to the issuance of shares of Common Stock upon conversion of this Note held by the Holder and the Beneficial Ownership Limitation provisions of this Section 3(d) shall continue to apply. Any increase in the Beneficial Ownership Limitation will not be effective until the 61st day after such notice is delivered to the Issuer. The Beneficial Ownership Limitation provisions of this paragraph shall be construed and implemented in a manner otherwise than in strict conformity with the terms of this Section 3(d) to correct this paragraph (or any portion hereof) which may be defective or inconsistent with the intended Beneficial Ownership Limitation contained herein or to make changes or supplements necessary or desirable to properly give effect to such limitation. The preceding limitations contained in this paragraph shall apply to a successor holder of this Note. Holder shall not vote or control the vote of shares of Common Stock of the Issuer in excess of 9.99% of the number of shares of Common Stock of the Issuer outstanding immediately after giving effect to the issuance of shares of Common Stock upon conversion of this Note (the “Vote Threshold”); provided that Issuer acknowledges and agrees that Holder may own in excess of the Vote Threshold; provided that Holder has irrevocably transferred to a non-affiliated U.S. entity voting rights of all shares of Common Stock of Issuer in excess of such Vote Threshold.

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(e)	Issuance Limitations. Notwithstanding anything herein to the contrary, if the Issuer has not obtained the necessary shareholder approval or any other viable exception pursuant to Sections 312 and 314 and any other applicable rules regarding the issuance of securities pursuant to the New York Stock Exchange Listed Company Manual (the “Applicable Exchange Rules”) for the issuance of the Common Stock underlying the Notes, then the Issuer may not issue, upon conversion of this Note, a number of shares of Common Stock which, when aggregated with any shares of Common Stock issued on or after the date hereof and prior to such Conversion Date in connection with the conversion of this Note issued pursuant to the Purchase Agreement would exceed 19.99% of the total outstanding shares of the Issuer’s Common Stock outstanding as of such Conversion Date (subject to adjustment for forward and reverse stock splits, recapitalizations and the like) (such number of shares, the “Issuable Maximum”). However, for the avoidance of doubt, the Issuer shall use its reasonable best efforts to obtain any such shareholder approval or obtain any other viable exception pursuant to the Applicable Exchange Rules.

Section 4. Certain Adjustments.

(a)	Stock Dividends and Stock Splits. If the Issuer, at any time while this Note is outstanding: (i) pays a stock dividend or otherwise makes a distribution or distributions payable in shares of Common Stock on shares of Common Stock or any Common Stock Equivalents (which, for avoidance of doubt, shall not include any shares of Common Stock issued by the Issuer upon conversion of the Note), (ii) subdivides outstanding shares of Common Stock into a larger number of shares, (iii) combines (including by way of a reverse stock split) outstanding shares of Common Stock into a smaller number of shares or (iv) issues, in the event of a reclassification of shares of the Common Stock, any shares of capital stock of the Issuer, then the Conversion Price shall be multiplied by a fraction of which the numerator shall be the number of shares of Common Stock (excluding any treasury shares of the Issuer) outstanding immediately before such event, and of which the denominator shall be the number of shares of Common Stock outstanding immediately after such event. Any adjustment made pursuant to this Section shall become effective immediately after the record date for the determination of stockholders entitled to receive such dividend or distribution and shall become effective immediately after the effective date in the case of a subdivision, combination or re-classification.

(b)	Subsequent Equity Sales. If, at any time while this Note is outstanding, the Issuer or any Subsidiary, as applicable, sells or grants any option to purchase or sells or grants any right to reprice, or otherwise disposes of or issues (or announces any sale, grant or any option to purchase or other disposition), any Common Stock or Common Stock Equivalents entitling any Person to acquire shares of Common Stock at an effective price per share that is lower than the then Conversion Price (such issuances, collectively, a “Dilutive Issuance” and such effective price, the “Base Price”)) (if the holder of the Common Stock or Common Stock Equivalents so issued shall at any time, whether by operation of purchase price adjustments, reset provisions, floating conversion, exercise or exchange prices or otherwise, or due to warrants, options or rights per share which are issued in connection with such issuance, be entitled to receive shares of Common Stock at an effective price per share that is lower than the Conversion Price, such issuance shall be deemed to have occurred for less than the Conversion Price on such date of the Dilutive Issuance), then simultaneously with the consummation (or, if earlier, the announcement) of each Dilutive Issuance the Conversion Price shall be reduced to equal the Base Price. Notwithstanding the foregoing, no adjustment will be made under this Section 4(b) in respect of an Exempt Issuance or an adjustment under Section 4(a). The Issuer shall notify the Holder in writing, no later than the Trading Day following the issuance of any Common Stock or Common Stock Equivalents subject to this Section 4(b), indicating therein the applicable issuance price, or applicable reset price, exchange price, conversion price and other pricing terms (such notice, the “Dilutive Issuance Notice”). For purposes of clarification, whether or not the Issuer provides a Dilutive Issuance Notice pursuant to this Section 4(b), upon the occurrence of any Dilutive Issuance, the Holder is entitled to receive a number of Conversion Shares based upon the adjusted Conversion Price on or after the date of such Dilutive Issuance, regardless of whether the Holder accurately refers to the adjusted Conversion Price in the Notice of Conversion.

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(c)	Voluntary Adjustment. Subject to the rules and regulations of the principal Trading Market of the Common Stock, the Issuer may at any time during the term of this Note, with the prior written consent of the Holder, reduce the then current Conversion Price of this Note to any amount and for any period of time deemed appropriate by the board of directors of the Issuer.

(d)	Fundamental Transaction. If, at any time while this Note is outstanding, (i) the Issuer, directly or indirectly, in one or more related transactions effects any merger or consolidation of the Issuer with or into another Person, (ii) the Issuer (and all of its Subsidiaries, taken as a whole), directly or indirectly, effects any sale, lease, license, assignment, transfer, conveyance or other disposition of all or substantially all of its assets in one or a series of related transactions, (iii) any, direct or indirect, purchase offer, tender offer or exchange offer (whether by the Issuer or another Person) is completed pursuant to which holders of Common Stock are permitted to sell, tender or exchange their shares for other securities, cash or property and has been accepted by the holders of more than 50% of the outstanding Common Stock, (iv) the Issuer, directly or indirectly, in one or more related transactions effects any reclassification, reorganization or recapitalization of the Common Stock or any compulsory share exchange pursuant to which the Common Stock is effectively converted into or exchanged for other securities, cash or property, or (v) the Issuer, directly or indirectly, in one or more related transactions consummates a stock or share purchase agreement or other business combination (including, without limitation, a reorganization, recapitalization, spin-off or scheme of arrangement) with another Person whereby such other Person acquires more than 50% of the outstanding shares of Common Stock (not including any shares of Common Stock held by the other Person or other Persons making or party to, or associated or affiliated with the other Persons making or party to, such stock or share purchase agreement or other business combination) (each a “Fundamental Transaction”), then, upon any subsequent conversion of this Note, the Holder shall have the right to receive, for each Conversion Share that would have been issuable upon such conversion immediately prior to the occurrence of such Fundamental Transaction (without regard to any limitation in Section 3(d) or Section 3(e) on the conversion of this Note), the consideration (the “Alternate Consideration”) receivable as a result of such Fundamental Transaction by a holder of the number of shares of Common Stock for which this Note is convertible immediately prior to such Fundamental Transaction (without regard to any limitation in Section 3(d) or Section 3(e) on the conversion of this Note). For purposes of any such conversion, the determination of the Conversion Price shall be appropriately adjusted to apply to such Alternate Consideration based on the amount of Alternate Consideration issuable in respect of one (1) share of Common Stock in such Fundamental Transaction, and the Issuer shall apportion the Conversion Price among the Alternate Consideration in a reasonable manner reflecting the relative value of any different components of the Alternate Consideration. If holders of Common Stock are given any choice as to the securities, cash or property to be received in a Fundamental Transaction, then the Holder shall be given the same choice as to the Alternate Consideration it receives upon any conversion of this Note following such Fundamental Transaction.

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(e)	Calculations. All calculations under this Section 4 shall be made to the nearest cent or the nearest 1/100th of a share, as the case may be. For purposes of this Section 4, the number of shares of Common Stock deemed to be issued and outstanding as of a given date shall be the sum of the number of shares of Common Stock (excluding any treasury shares of the Issuer) issued and outstanding.

(f)	Notice to the Holder.

i.	Adjustment to Conversion Price. Whenever the Conversion Price is adjusted pursuant to any provision of this Section 4, the Issuer shall promptly deliver to each Holder a notice setting forth the Conversion Price after such adjustment and setting forth a brief statement of the facts requiring such adjustment.

ii.	Notice to Allow Conversion by Holder. If (A) the Issuer shall declare a dividend (or any other distribution in whatever form) on the Common Stock, (B) the Issuer shall declare a special nonrecurring cash dividend on or a redemption of the Common Stock, (C) the Issuer shall authorize the granting to all holders of the Common Stock of rights or warrants to subscribe for or purchase any shares of capital stock of any class or of any rights, (D) the approval of any stockholders of the Issuer shall be required in connection with any reclassification of the Common Stock, any consolidation or merger to which the Issuer(and all of its Subsidiaries, taken as a whole) is a party, any sale or transfer of all or substantially all of the assets of the Issuer, or any compulsory share exchange whereby the Common Stock is converted into other securities, cash or property or (E) the Issuer shall authorize the voluntary or involuntary dissolution, liquidation or winding up of the affairs of the Issuer, then, in each case, the Issuer shall cause to be filed at each office or agency maintained for the purpose of conversion of this Note, and shall cause to be delivered to the Holder at its last address as it shall appear in the records of the Issuer regarding registration and transfers of this Note, at least fifteen (15) calendar days prior to the applicable record or effective date hereinafter specified, a notice stating (x) the date on which a record is to be taken for the purpose of such dividend, distribution, redemption, rights or warrants, or if a record is not to be taken, the date as of which the holders of the Common Stock of record to be entitled to such dividend, distributions, redemption, rights or warrants are to be determined or (y) the date on which such reclassification, consolidation, merger, sale, transfer or share exchange is expected to become effective or close, and the date as of which it is expected that holders of the Common Stock of record shall be entitled to exchange their shares of the Common Stock for securities, cash or other property deliverable upon such reclassification, consolidation, merger, sale, transfer or share exchange; provided that the failure to deliver such notice or any defect therein or in the delivery thereof shall not affect the validity of the corporate action required to be specified in such notice. The Holder shall remain entitled to convert this Note during the 15-day period commencing on the date of such notice through the effective date of the event triggering such notice except as may otherwise be expressly set forth herein.

6.	Events of Default.

(a)	Definitions and Effect. In case one or more of the following “Events of Default” shall have occurred and be continuing:

(i)	default in the payment of any amount due under this Note, and continuance of such default for a period of five (5) days;

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(ii)	default in the performance of any covenant or agreement contained in this Note (other than as set forth in clause (i) of this Section 5.1) or any other of the Issuers’ debt or equity instruments, and such default is not fully cured within seven (7) days after the Holder delivers written notice to the Company of the occurrence thereof;

(iii)	material breach of the Settlement Agreement and Mutual Release (the “Settlement Agreement”) executed as of the date hereof by the Issuer, Quantum Fintech Acquisition Corporation, Chardan Capital Markets LLC and Chardan Quantum, LLC, or of any of the Ancillary Agreements (as such term is defined in the Settlement Agreement), that is not fully cured within seven (7) days after the Holder delivers written notice to the Company of the occurrence thereof;

(iv)	the Company’s failure to obtain, no later than December 31, 2025, the Shareholder Approval (as such term is defined in the Settlement Agreement) in accordance with the requirements of the Settlement Agreement;

(v)	the Company shall have admitted its inability to pay its debts as they mature, or upon a review of the Company’s financials a reasonable investor could conclude that the Company had an inability to pay its debts;

(vi)	the Company shall have made an assignment for the benefit of creditors, or shall have been adjudicated bankrupt;

(vii)	a trustee or receiver of the Company, or of any substantial part of the assets of the Company, shall have been appointed and, if appointed in a proceeding brought against the Company, the Company by any action or failure to act shall have indicated its approval of, consent to or acquiescence in such appointment, or, within sixty (60) days after such appointment, such appointment shall not have been vacated, or stayed on appeal or otherwise, or shall not otherwise have ceased to continue in effect;

(viii)	proceedings involving the Company shall have been commenced by or against the Company under any bankruptcy, reorganization, arrangement, insolvency, readjustment of debt, dissolution or liquidation law or statute of the federal government, or any state government, and, if such proceedings shall have been instituted against the Company, or the Company by any action or failure to act shall have indicated its approval of, consent to, or acquiescence therein, or an order shall have been entered approving the petition in such proceedings, and within sixty (60) days after the entry thereof, such order shall not have been vacated or stayed on appeal or otherwise, or shall not otherwise have ceased to continue in effect; or

(ix)	a Fundamental Transaction shall have occurred and the terms of Section 4(d) were not met;

then and in each and every such case, the Holders of a majority in aggregate principal amount of this Note may declare the then outstanding principal amount to be due and payable immediately, by written notice to the Company, and upon any such declaration the same shall become and shall be immediately due and payable in cash, unless so the Holder alternatively gives consent to a receipt of Common Stock. At any time after such declaration of acceleration has been made, and before a judgment or decree for payment of money due has been obtained, the holders of a majority in aggregate principal amount of this Note may, by written notice to the Company, rescind and annul such declaration.

(b)	Waiver. At any time before the date of any declaration accelerating the maturity of this Note, the holders of a majority in aggregate principal amount of then-outstanding Notes may waive any Event of Default hereunder. Such waivers shall be evidenced by written notice or other document specifying the Event(s) of Default being waived and shall be binding on all existing or subsequent holders of outstanding Notes.

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Presentment, demand, protest and notice of presentment, demand, nonpayment and protest are each hereby waived by each Issuer.

Notwithstanding anything to the contrary, at no time shall Holder (a) be given rights that would allow it to control Issuer; (b) have access to any material nonpublic technical information in the possession of Issuer; (c) have the right to appoint any member or observer to the board of directors of Issuer; or (d) be involved, other than through voting of shares, in the Issuer’s substantive decision-making regarding (i) the use, development, acquisition, safekeeping, or release of sensitive personal data of U.S. citizens that the Issuer maintains or collects; (ii) the use, development, acquisition, or release of critical technologies; or (iii) the management, operation, manufacture, or supply of covered investment critical infrastructure, to the extent Issuer at any time owns, operates, provides goods or service, or otherwise becomes involved in covered investment critical infrastructure. The terms in this paragraph are defined as they are defined in Section 721 of the U.S. Defense Production Act of 1950, as amended, and the regulations at 31 C.F.R Part 800, as they may be amended from time to time.

THIS NOTE SHALL BE GOVERNED BY, AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE, WITHOUT REGARD TO CONFLICTS OF LAW PRINCIPLES. All legal actions and proceedings arising out of or relating to this Note shall be heard and determined exclusively in any Delaware Chancery Court; provided, that if jurisdiction is not then available in the Delaware Chancery Court, then any such legal action may be brought in any federal court located in the State of Delaware or any other Delaware state court. The parties hereto hereby (a) irrevocably submit to the exclusive jurisdiction of the aforesaid courts for themselves and with respect to their respective properties for the purpose of any action arising out of or relating to this Note brought by any party hereto, and (b) agree not to commence any action relating thereto except in the courts described above in Delaware, other than actions in any court of competent jurisdiction to enforce any judgment, decree or award rendered by any such court in Delaware as described herein. Each of the parties further agrees that notice as provided herein shall constitute sufficient service of process and the parties further waive any argument that such service is insufficient. Each of the parties hereby irrevocably and unconditionally waives, and agrees not to assert, by way of motion or as a defense, counterclaim or otherwise, in any action arising out of or relating to this Note or the transactions contemplated hereby, (a) any claim that it is not personally subject to the jurisdiction of the courts in Delaware as described herein for any reason, (b) that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (c) that (i) the action in any such court is brought in an inconvenient forum, (ii) the venue of such action is improper or (iii) this Note, or the subject matter hereof, may not be enforced in or by such courts. Whenever possible each provision of this Note shall be interpreted in such manner as to be effective and valid under applicable law, but in case any provision of or obligation under this Note shall be invalid, illegal or unenforceable in any jurisdiction, the validity, legality and enforceability of the remaining provisions or obligations, or of such provision or obligation in any other jurisdiction, shall not in any way be affected or impaired thereby. Whenever in this Note reference is made to Holder or an Issuer, such reference shall be deemed to include, as applicable, a reference to their respective successors and assigns. The provisions of this Note shall be binding upon each Issuer and its successors and assigns, and shall inure to the benefit of Holder and its successors and assigns.

This Note amends and restates in its entirety the Original Note. This Note is given in substitution and shall supersede, constitute the amendment and restatement of and is intended to evidence the same indebtedness as the Original Note. This Note does not constitute a novation of the indebtedness evidenced by the Original Note. It is expressly understood and agreed that in the event of any conflict between the terms of this Note and Original Note, the terms of this Note shall control.

In addition to and without limitation of any of the foregoing, this Note shall be deemed to be a Transaction Document and shall otherwise be subject to all of general terms and conditions contained in the Purchase Agreement, mutatis mutandis.

[signature page follows]

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IN WITNESS WHEREOF, the undersigned have executed this Note the day and year first written above written intending to be legally bound hereby.

ISSUER:

ATLASCLEAR HOLDINGS, INC.

By:	/s/ Robert McBey

Name:	Robert McBey
Title:	CEO

HOLDER:

CHARDAN CAPITAL MARKETS, LLC.

By:	/s/ Steven Urbach

Name:	Steven Urbach
Title:	CEO

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ANNEX A

NOTICE OF CONVERSION

The undersigned hereby elects to convert principal under the Convertible Senior Promissory Note due 2028 of AtlasClear Holdings, Inc., a Delaware corporation (the “Issuer”) (or any successor corporation resulting from any merger or consolidation or reorganization), into shares of common stock (the “Common Stock”), of the Issuer according to the conditions hereof, as of the date written below. If shares of Common Stock are to be issued in the name of a person other than the undersigned, the undersigned will pay all transfer taxes payable with respect thereto and is delivering herewith such certificates and opinions as reasonably requested by the Issuer in accordance therewith. No fee will be charged to the holder for any conversion, except for such transfer taxes, if any.

By the delivery of this Notice of Conversion the undersigned represents and warrants to the Issuer that its ownership of the Common Stock does not exceed the amounts specified under Section 4 of this Note, as determined in accordance with Section 13(d) of the Exchange Act.

The undersigned agrees to comply with the prospectus delivery requirements under the applicable securities laws in connection with any transfer of the aforesaid shares of Common Stock.

Conversion calculations:

Date to Effect Conversion:

Principal Amount of Note to be Converted:

Number of shares of Common Stock to be issued:

Signature:

Name:

Address for Delivery of Common Stock Certificates:

Or

DWAC Instructions:

Broker No:

Account No:

Annex A to Amended and Restated Convertible Senior Promissory Note